CONTACT:  CSX                     Conrail
                   Thomas E. Hoppin        Craig R. MacQueen
                   (804) 782-1450          (215) 209-4594

                   Kekst and Company       Abernathy MacGregor Group
                   Richard Wolff           Joele Frank/Dan Katcher
                   (212) 593-2655          (212) 371-5999


         FOR IMMEDIATE RELEASE


                   APPEALS COURT REFUSES TO ENJOIN CSX TENDER OFFER


              RICHMOND, VA and PHILADELPHIA, PA, Nov. 20, 1996 -- CSX Corpo-ration (CSX) (NYSE: CSX) and Conrail Inc. (Conrail) (NYSE: CRR) said today that they are pleased with the decision by the United States Court of Appeals for the Third Circuit rejecting Norfolk Southern's application for an injunction pending an appeal by Norfolk Southern of yesterday's decision by the United States District Court for the Eastern District of Pennsylvania. The District Court decision, announced last night, denied Norfolk Southern's motion for a preliminary injunction to block the purchase of Conrail shares by CSX in its $110 cash tender offer for 19.9% of Conrail shares outstanding.

              CSX and Conrail issued the following statement:

              "We are pleased that the U.S. Court of Appeals has let stand yesterday's District Court ruling. Despite Norfolk Southern's con-tinuing attempts to derail the merger of Conrail and CSX, we are committed to each other and to the great future of our combined companies."

              CSX Corporation, headquartered in Richmond, Va., is an inter-national transportation company offering a variety of rail, container-shipping, intermodal, trucking, barge and contract logis-tics management services.

              Conrail, with corporate headquarters in Philadelphia, Pa., operates an 11,000-mile rail freight network in 12 Northeastern and Midwestern states, the District of Columbia and the Province of Quebec.

              CSX's home page can be reached at http://www.CSX.com. Conrail's home page can be reached at http://www.CONRAIL.com.

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